As filed with the U.S. Securities and Exchange Commission on September 26, 2024

File No. 333-279943

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.	[ ]
Post-Effective Amendment No. 1	[x]

PIMCO ETF TRUST

(Exact Name of Registrant as Specified in Charter)

650 Newport Center Drive

Newport Beach, California 92660

(Address of Principal Executive Office) (Zip Code)

Registrant’s Telephone Number, including Area Code: (888) 400-4383

Joshua D. Ratner

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, California 92660

(Name and Address of Agent for Service)

Copies of Communications to:

Douglas P. Dick, Esq.

Adam T. Teufel, Esq.

Dechert LLP

1900 K Street, N.W.

Washington, D.C. 20006

It is proposed that this filing will become effective immediately pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

This Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 of PIMCO ETF Trust is being made for the purpose of filing the final and executed Agreement and Plan of Reorganization and Liquidation and the opinion of counsel regarding tax consequences of the reorganization of the PIMCO Mortgage-Backed Securities Fund, a series of PIMCO Funds, with and into the PIMCO Mortgage-Backed Securities Active Exchange-Traded Fund, a series of PIMCO ETF Trust.

The Registrant hereby incorporates by reference the Information Statement/Prospectus and Statement of Additional Information filed as Parts A and B, respectively, to Registrant’s Form N-14 (File No. 333-279943) that was filed with the SEC on June 4, 2024 pursuant to Rule 488 under the Securities Act of 1933, as amended (Accession Number 0001193125-24-154395).

PART C.	OTHER INFORMATION

Item 15. Indemnification

Reference is made to Article VII, Section 3 of the Registrant’s Amended and Restated Declaration of Trust which was filed with Post-Effective Amendment No. 275 to the Registration Statement on October 26, 2015.

Item 16. Exhibits

(1)

(a)	Amended and Restated Declaration of Trust of Registrant dated November 4, 2014(10)

(b)	Schedule A to Amended and Restated Declaration of Trust of Registrant dated May 10, 2024(29)

(c)	Certificate of Trust dated November 13, 2008(1)

(2)	Amended and Restated By-Laws of Registrant dated May 12, 2015(10)

(3)	Not applicable

(4)

Agreement and Plan of Reorganization and Liquidation between PIMCO Mortgage-Backed Securities Fund, a series of PIMCO Funds, and PIMCO Mortgage-Backed Securities Active Exchange-Traded Fund, a series of PIMCO ETF Trust(31)

(5)	See the Amended and Restated Declaration of Trust (Exhibit 1 above) and the Amended and Restated By-Laws (Exhibit 2 above).

(6)
(a)	Investment Management Agreement dated April 24, 2009(2)

(b)

Supplement to Investment Management Agreement relating to PIMCO 1-5 Year U.S. TIPS Index Exchange-Traded Fund, PIMCO 15+ Year U.S. TIPS Index Exchange-Traded Fund, PIMCO 15+ Year U.S. Treasury Index Exchange-Traded Fund, PIMCO 25+ Year Zero Coupon U.S. Treasury Index Exchange-Traded Fund, PIMCO Broad U.S. TIPS Index Exchange-Traded Fund, PIMCO Enhanced Short Maturity Active Exchange-Traded Fund, PIMCO Intermediate Municipal Bond Active Exchange-Traded Fund, PIMCO Prime Limited Maturity Active Exchange-Traded Fund and PIMCO Short Term Municipal Bond Active Exchange-Traded Fund dated August 11, 2009(3)

(c)

Supplement to Investment Management Agreement relating to PIMCO 1-5 Year U.S. TIPS Index Exchange-Traded Fund, PIMCO 15+ Year U.S. TIPS Index Exchange-Traded Fund, PIMCO 25+ Year Zero Coupon U.S. Treasury Index Exchange-Traded Fund, PIMCO Broad U.S. TIPS Index Exchange-Traded Fund, PIMCO Enhanced Short Maturity Active Exchange-Traded Fund, PIMCO Intermediate Municipal Bond Active Exchange-Traded Fund, PIMCO Prime Limited Maturity Active Exchange-Traded Fund and PIMCO Short Term Municipal Bond Active Exchange-Traded Fund dated August 11, 2009 and revised October 26, 2009(4)

(d)	Supplement to Investment Management Agreement relating to PIMCO 0-5 Year High Yield Corporate Bond Index Fund and PIMCO Investment Grade Corporate Bond Index Fund dated February 23, 2010(8)

(e)

Supplement to Investment Management Agreement relating to PIMCO 0-5 Year High Yield Corporate Bond Index Exchange-Traded Fund and PIMCO Investment Grade Corporate Bond Index Exchange-Traded Fund dated August 17, 2010(5)

(f)	Supplement to Investment Management Agreement relating to PIMCO Active Bond Exchange-Traded Fund dated May 23, 2011(7)

(g)	Supplement to Investment Management Agreement dated October 31, 2012(8)

(h)	Supplement to Investment Management Agreement relating to PIMCO Enhanced Low Duration Active Exchange-Traded Fund dated February 26, 2013(8)

(i)	Supplement to Investment Management Agreement relating to PIMCO Funds: Private Account Portfolio Series – PIMCO Short-Term Floating NAV Portfolio IV dated February 14, 2017(15)

(j)	Supplement to Investment Management Agreement relating to PIMCO Enhanced Low Duration Active Exchange-Traded Fund dated May 8, 2017(11)

(k)	Supplement to Investment Management Agreement relating to PIMCO Enhanced Short Maturity Active ESG Exchange-Traded Fund dated November 4, 2019(16)

(l)	Supplement to the Investment Management Agreement relating to PIMCO Municipal Income Opportunities Active Exchange-Traded Fund dated June 25, 2021(20)

(m)	Supplement to the Investment Management Agreement relating to PIMCO Senior Loan Active Exchange-Traded Fund dated May 20, 2022(23)

(n)	Supplement to Investment Management Agreement relating to PIMCO Preferred and Capital Securities Active Exchange-Traded Fund dated November 16, 2022(24)

(o)	Supplement to Investment Management Agreement relating to PIMCO Commodity Strategy Active Exchange-Traded Fund dated February 8, 2023(25)

(p)	Supplement to Investment Management Agreement relating to PIMCO Multisector Bond Active Exchange-Traded Fund and PIMCO Ultra Short Government Active Exchange-Traded Fund dated May 17, 2023(26)

(q)	Supplement to Investment Management Agreement relating to PIMCO Mortgage-Backed Securities Active Exchange-Traded Fund dated May 10, 2024 (29)

(7)
(a)	Distribution Contract dated November 9, 2010(6)

(b)	Supplement to Distribution Contract relating to PIMCO Active Bond Exchange-Traded Fund dated May 23, 2011(7)

(c)	Supplement to Distribution Contract relating to PIMCO Enhanced Low Duration Active Exchange-Traded Fund dated February 26, 2013(8)

(d)	Supplement to Distribution Contract relating to PIMCO Enhanced Short Maturity Active ESG Exchange-Traded Fund dated November 4, 2019(16)

(e)	Supplement to Distribution Contract relating PIMCO Municipal Income Opportunities Active Exchange-Traded Fund dated June 25, 2021(20)

(f)	Supplement to Distribution Contract relating to PIMCO Senior Loan Active Exchange-Traded Fund dated May 20, 2022(23)

(g)	Supplement to Distribution Contract relating to PIMCO Preferred and Capital Securities Active Exchange-Traded Fund dated November 16, 2022(24)

(h)	Supplement to Distribution Contract relating to PIMCO Commodity Strategy Active Exchange-Traded Fund dated February 8, 2023(25)

(i)	Supplement to Distribution Contract relating to PIMCO Multisector Bond Active Exchange-Traded Fund dated May 17, 2023(26)

(j)	Supplement to Distribution Contract relating to PIMCO Mortgage-Backed Securities Active Exchange-Traded Fund dated May 10, 2024(29)

(8)	Not Applicable

(9)
(a)	Custody and Investment Accounting Agreement dated May 22, 2009(8)

(b)	Amendment to Custody and Investment Accounting Agreement dated June 20, 2017(13)

(c)	Amended Appendix A to Custody and Investment Accounting Agreement dated May 10, 2024(29)

(10)	Not Applicable

(11)	Opinion and Consent of Counsel(30)

(12)	Opinion and Consent of Dechert LLP as to tax matters (31)

(13)
(a)	Form of Authorized Participant Agreement(12)

(b)	Form of Fund of Funds Participation Agreement(15)

(c)	Transfer Agency and Service Agreement dated May 21, 2009(2)

(d)	Amendment to Transfer Agency and Service Agreement dated June 20, 2017(13)

(e)	Second Amended and Restated Expense Limitation Agreement dated June 1, 2018(13)

(f)	Schedule A to Second Amended and Restated Expense Limitation Agreement dated May 17, 2023(26)

(g)	Fee and Expense Limitation Agreement relating to PIMCO Ultra Short Government Active Exchange-Traded Fund and PIMCO Prime Limited Maturity Active Exchange-Traded Fund dated November 30, 2012(9)

(h)	Expense Limitation Agreement relating to PIMCO Mortgage-Backed Securities Active Exchange-Traded Fund dated May 10, 2024(29)

(i)

Amendment to Fee and Expense Limitation Agreement relating to PIMCO Ultra Short Government Active Exchange-Traded Fund and PIMCO Prime Limited Maturity Active Exchange-Traded Fund dated July 31, 2019(15)

(j)	Amended and Restated Fee Waiver Agreement relating to PIMCO Active Bond Exchange-Traded Fund dated January 23, 2017(11)

(k)	Fee Waiver Agreement relating to PIMCO Enhanced Short Maturity Active ESG Exchange-Traded Fund dated November 4, 2019(16)

(l)	Fee Waiver Agreement relating to PIMCO Municipal Income Opportunities Active Exchange-Traded Fund dated May 17, 2023(27)

(m)	Fee Waiver Agreement relating to PIMCO Senior Loan Active Exchange-Traded Fund dated May 17, 2023(27)

(n)	Fee Waiver Agreement relating to PIMCO Preferred Capital and Securities Active Exchange-Traded Fund dated August 23, 2023(27)

(o)	Fee Waiver Agreement relating to PIMCO Commodity Strategy Active Exchange-Traded Fund dated February 8, 2023(25)

(p)	Fee Waiver Agreement relating to PIMCO Cayman Commodity Fund CMDT, Ltd. dated February 8, 2023(25)

(q)	Fee Waiver Agreement relating to PIMCO Multisector Bond Active Exchange-Traded Fund dated May 17, 2023(26)

(r)	Fee Waiver Agreement relating to PIMCO Multisector Bond Active Exchange-Traded Fund dated August 23, 2023(27)

(s)	Fee Waiver Agreement relating to PIMCO Active Bond Exchange-Traded Fund dated March 30, 2023(27)

(t)	PIMCO Cayman Commodity Fund CMDT, Ltd. Appointment of Agent for Service of Process(25)

(u)	Form of Investment Management Agreement for Fund Subsidiaries organized as Cayman Islands exempted companies(25)

(14)
(a)	Consent of Independent Registered Public Accounting Firm(30)

(b)	Certified Officer’s Certificate pursuant to Rule 483(b)(30)

(15)	Not applicable.

(16)	Powers of Attorney(30)

(17)	Not applicable.

(1) Filed with Registration Statement on Form N-1A on November 14, 2008, and incorporated by reference herein.

(2) Filed with Pre-Effective Amendment No. 2 to the Registration Statement on May 26, 2009, and incorporated by reference herein.

(3) Filed with Post-Effective Amendment No. 5 to the Registration Statement on August 19, 2009, and incorporated by reference herein.

(4) Filed with Post-Effective Amendment No. 10 to the Registration Statement on October 28, 2009, and incorporated by reference herein.

(5) Filed with Post-Effective Amendment No. 21 to the Registration Statement on August 30, 2010, and incorporated by reference herein.

(6) Filed with Post-Effective Amendment No. 25 to the Registration Statement on February 14, 2011, and incorporated by reference herein.

(7) Filed with Post-Effective Amendment No. 30 to the Registration Statement on July 7, 2011, and incorporated by reference herein.

(8) Filed with Post-Effective Amendment No. 60 to the Registration Statement on April 22, 2013, and incorporated by reference herein.

(9) Filed with Post-Effective Amendment No. 62 to the Registration Statement on August 30, 2013 and incorporated by reference herein.

(10) Filed with Post-Effective Amendment No. 275 to the Registration Statement on October 26, 2015, and incorporated by reference herein.

(11) Filed with Post-Effective Amendment No. 459 to the Registration Statement on August 25, 2017, and incorporated by reference herein.

(12) Filed with Post-Effective Amendment No. 460 to the Registration Statement on October 27, 2017 and incorporated by reference herein.

(13) Filed with Post-Effective Amendment No. 462 to the Registration Statement on October 25, 2018 and incorporated by reference herein.

(14) Filed with Post-Effective Amendment No. 464 to the Registration Statement on August 26, 2019 and incorporated by reference herein.

(15) Filed with Post-Effective Amendment No. 465 to the Registration Statement on October 25, 2019 and incorporated by reference herein.

(16) Filed with Post-Effective Amendment No. 466 to the Registration Statement on November 12, 2019 and incorporated by reference herein.

(17) Filed with Post-Effective Amendment No. 468 to the Registration Statement on October 27, 2020 and incorporated by reference herein.

(18) Filed with Post-Effective Amendment No. 469 to the Registration Statement on May 27, 2021 and incorporated by reference herein.

(19) Filed with Post-Effective Amendment No. 470 to the Registration Statement on August 10, 2021 and incorporated by reference herein.

(20) Filed with Post-Effective Amendment No. 471 to the Registration Statement on October 28, 2021 and incorporated by reference herein.

(21) Filed with Post-Effective Amendment No. 472 to the Registration Statement on March 2, 2022 and incorporated herein by reference.

(22) Filed with Post-Effective Amendment No. 474 to the Registration Statement on May 23, 2022 and incorporated herein by reference.

(23) Filed with Post-Effective Amendment No. 476 to the Registration Statement on October 27, 2022 and incorporated herein by reference.

(24) Filed with Post-Effective Amendment No. 478 to the Registration Statement on November 23, 2022 and incorporated herein by reference.

(25) Filed with Post-Effective Amendment No. 481 to the Registration Statement on February 16, 2023 and incorporated herein by reference.

(26) Filed with Post-Effective No. 483 to the Registration Statement on May 19, 2023 and incorporated herein by reference.

(27) Filed with Post-Effective No. 485 to the Registration Statement on October 26, 2023 and incorporated herein by reference.

(28) Filed with Post-Effective Amendment No. 486 to the Registration Statement on March 6, 2024 and incorporated herein by reference.

(29) Filed with Post-Effective Amendment No. 489 to the Registration Statement on June 4, 2024 and incorporated herein by reference.

(30) Filed with Registration Statement on Form N-14 filed on June 4, 2024, and incorporated by reference herein.

(31) Filed herewith.

Item 17.	Undertakings

(1)

The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act [17 CFR 230.145c], the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)

The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(3)

The undersigned registrant agrees to file, by post-effective amendment, an opinion of counsel supporting the tax consequences of the reorganization within a reasonably prompt time after receipt of such opinion.

SIGNATURES

As required by the Securities Act of 1933, this Registration Statement has been signed on behalf of the Registrant, in the City of Washington in the District of Columbia, on the 26th day of September, 2024.

PIMCO ETF TRUST
(Registrant)
By:
Joshua D. Ratner*, President

*By:	/s/ ADAM T. TEUFEL
Adam T. Teufel as attorney-in-fact

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
	Trustee	September 26, 2024
Peter G. Strelow*

	Trustee	September 26, 2024
George E. Borst*

	Trustee	September 26, 2024
Jennifer H. Dunbar*

	Trustee	September 26, 2024
Kym M. Hubbard*

	Trustee	September 26, 2024
Gary F. Kennedy*

	Trustee	September 26, 2024
Kimberley G. Korinke*

	Trustee	September 26, 2024
Peter B. McCarthy*

	Trustee	September 26, 2024
Ronald C. Parker*

September 26, 2024
Joshua D. Ratner*	President (Principal Executive Officer)

	Treasurer (Principal Financial and Accounting Officer)	September 26, 2024
Bijal Y. Parikh*

*By:	/s/ ADAM T. TEUFEL
Adam T. Teufel
as attorney-in-fact

*Pursuant to powers of attorney filed with Registration Statement on Form N-14 filed on June 4, 2024.